GENENTECH, INC.
                         DEFERRED COMPENSATION PLAN


          GENENTECH, INC., a Delaware corporation, hereby adopts the Genentech, Inc. Deferred Compensation Plan. The Plan will become effective upon the occurrence of a Redemption or Delisting, whichever shall first occur.

                                 SECTION 1
                               DEFINITIONS

            The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

            1.1 "Account" or "Account(s)" means as to any Participant the separate account(s) maintained on the books of the Company in order to reflect his or her interest under the Plan.

            1.2 "Affiliate" means any Parent or Subsidiary of the Company, but only for the period during which such other entity actually qualifies as a Parent or Subsidiary.

            1.3  "Beneficiary" means the person or persons entitled (under
Section 5.4) to receive any vested balance credited to a Participant's Account upon the death of the Participant.

            1.4 "Board of Directors" means the Board of Directors of the Company, as constituted from time to time.

            1.5 "Committee" shall have the same meaning as assigned from time to time to the identical term under the Stock Option Plan.

            1.6  "Company" means Genentech, Inc., a Delaware corporation.

            1.7 "Consultant" means a Consultant (as defined from time to time under the Stock Option Plan) who, on the Effective Date, possesses one or more unvested, in-the-money Options which, on the Effective Date, will be cancelled under Article Six of the Stock Option Plan due to the occurrence of a Redemption or Delisting.

            1.8 "Delisting" means the failure of the Special Common Stock to be listed for trading on at least one of: (a) the New York Stock Exchange, (b) the Nasdaq National Market, or (c) any other national exchange.

            1.9 "Delisting Value" means the greater of (a) the arithmetic mean of the Closing Selling Prices (as defined in the Stock Option Plan) of the Special Common Stock on the twenty trading days immediately preceding the date on which Delisting occurs, or (b) $60 per share of Special Common Stock (adjusted for any reorganizations, consolidations, recapitalizations, stock dividends, split-ups, or other changes in the corporate structure of the Company which affect the Special Common Stock).

            1.10 "Disability" or "Disabled" means permanent and total disability as defined in section 22(e)(3) of the Internal Revenue Code of 1986, as amended, including any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

            1.11 "Effective Date" means the date on which the Plan becomes effective. The Plan shall become effective on the first to occur of a Redemption or Delisting. The Plan shall not be effective prior to the occurrence of either such event.

            1.12 "Employee" means an employee of an Employer who, on the Effective Date, possesses one or more unvested, in-the-money Options which, on the Effective Date, will be cancelled under Article Six of the Stock Option Plan due to the occurrence of a Redemption or Delisting, irrespective of whether employment services are actually provided by the individual.

            1.13 "Employer" means the Company and each of its Affiliates that adopts the Plan as a participating Employer. With respect to an individual Participant, Employer means the Company or the Affiliate that has adopted the Plan and that directly employs the Participant.

            1.14 "Employer Contributions" means the amounts credited to Participants' Accounts under the Plan pursuant to Section 3.

            1.15 "Nonemployee Director" means any individual who is a member of the Board of Directors of the Company (but who is an employee of neither the Company nor of any Affiliate) who, on the Effective Date, possesses one or more unvested, in-the-money Options which, on the Effective Date, will be cancelled under Article Six of the Stock Option Plan due to the occurrence of a Redemption or Delisting.

            1.16 "Option" means a stock option granted pursuant to the Stock Option Plan.

            1.17 "Parent" shall have the same meaning as assigned from time to time to the identical term under the Stock Option Plan.

            1.18 "Participant" means a Consultant, Employee or Nonemployee Director who (a) has become a Participant in the Plan pursuant to Section 2.1 and (b) has not ceased to be a Participant pursuant to Section 2.2.

            1.19 "Plan" means the Genentech, Inc. Deferred Compensation Plan, as set forth in this instrument and as hereafter amended from time to time.

            1.20 "Redemption" means the redemption of the Special Common Stock as provided in Section (c)(ii) of Article Third of the Certificate of Incorporation of the Company.

            1.21 "Redemption Value" means the value specified for redemption of the Special Common Stock as set forth in Section (c)(ii)(A) of Article Third of the Certificate of Incorporation of the Company (and as adjusted pursuant to Section (c)(ii)(C) of Article Third of the Certificate of Incorporation).

            1.22 "Retirement" means the Participant's termination of employment with the Company and all of its Affiliates on account of his or her retirement at or after age 65.

            1.23 "Special Common Stock" shall have the same meaning as assigned from time to time to the identical term under the Stock Option Plan.

            1.24 "Stock Option Plan" means the Genentech, Inc. 1996 Stock Option/Stock Incentive Plan, as hereafter amended from time to time.

            1.25 "Subsidiary" shall have the same meaning as assigned from time to time to the identical term under the Stock Option Plan.


                                   SECTION 2
                                 PARTICIPATION

            2.1 Participation. Each individual who is a Consultant, Employee or Nonemployee Director on the Effective Date automatically shall become a Participant in the Plan on such date.

            2.2 Termination of Participation. An individual who has become a Participant shall remain a Participant until his or her entire vested Account balance is distributed.


                                   SECTION 3
                            EMPLOYER CONTRIBUTIONS

                  3.1 Employer Contributions. On the Effective Date, each Participant shall have Employer Contributions credited to his or her Account(s) in an amount determined in the manner prescribed in this Section
3.1. If the Effective Date occurs due to a Delisting, such amount shall be determined in accordance with Section 3.1.1. If the Effective Date occurs due to a Redemption, such amount shall be determined in accordance with Section
3.1.2.  For each Participant, the calculation under Section 3.1.1 or Section
3.1.2 (as the case may be) shall be performed for each of the Participant's unvested, in-the-money Options which are cancelled on the Effective Date due to the Delisting or Redemption. Options which are not in-the-money (i.e., which have exercise prices greater than the Delisting Value or Redemption Value, whichever is applicable) shall not be considered for purposes of determining Employer Contributions.

                  3.1.1 Delisting. With respect to any Option, the amount credited to a Participant's Account shall equal the product of:

            (a) The amount by which the Delisting Value of a share exceeds the exercise price of the Option, times

            (b)  The number of shares covered by the Option.

                  3.1.2 Redemption. With respect to any Option, the amount credited to a Participant's Account shall equal the product of:

            (a) The amount by which the Redemption Value of a share exceeds the exercise price of the Option, times

            (b)  The number of shares covered by the Option.

            3.2 Crediting of Employer Contributions. The Employer Contributions on any Option shall be credited to a separate Account created for each such Option. All Employer Contributions shall be credited as of the Effective Date (but may or may not become vested, as provided in Section 6). The exact dollar amount to be credited shall be determined by the Committee under such formulas (consistent with the Plan) as the Committee shall adopt.

          3.3 Deemed Interest on Accounts. Each Account shall be credited with deemed interest as of the end of each calendar quarter. The annual rate for crediting deemed interest during any quarter (which rate shall be adjusted quarterly) shall be the rate paid by two-year U.S. Treasury notes (at issuance) which are last issued during such quarter. Deemed interest under this Section 3.3 shall be calculated using a 360-day year and shall be compounded on a quarterly basis.

            3.4 Form and Timing of Payment. On or prior to the Effective Date, each Participant shall elect the form and timing of payment for the vested portion (if any) of his or her Account(s). A Participant may elect (a) payment as of each March 31, June 30, September 30 and December 31 (of all amounts which are then vested), (b) payment as of each June 30 and December 31 (of all amounts which are then vested) or (c) payment of all vested amounts as soon as administratively practicable after the Participant's last scheduled vesting date. A Participant later may change his or her election as to the form and timing of payment with respect to amounts which are scheduled to vest in any future calendar year. However, any election under the preceding sentence will be effective only if (1) the election is received by the Committee (or its delegate) no later than last day of the calendar year prior to the year in which the amounts with respect to which the election is being made become vested, and (2) the Participant acknowledges in writing (in a form acceptable to the Committee) that any income tax consequences from the Participant's election will be solely the responsibility of the Participant.
A Participant may not change his or her election with respect to already vested amounts. Each election under this Section 3.4 shall be made in such manner as the Committee may specify.


                                   SECTION 4
                                  ACCOUNTING

            4.1 Participants' Accounts. At the direction of the Committee, there shall be established and maintained on the books of the Company, a separate Account or Accounts for each Participant to which shall be credited Employer Contributions made on behalf of the Participant, and the deemed interest on such Employer Contributions. A separate Account shall be established for the crediting of Employer Contributions (and deemed interest thereon) on each of the Participant's unvested, in-the-money Options which are cancelled on the Effective Date due to the Delisting or Redemption.

            4.2 Participants Remain Unsecured Creditors. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. Each
Participant's interest in the Plan shall make him or her only a general, unsecured creditor of the Company.

            4.3 Accounting Methods. The accounting methods or formulas to be used under the Plan for the purpose of maintaining the Participants' Accounts, including the calculation and crediting of any deemed interest shall be determined by the Committee in its sole discretion. The accounting methods or formulas selected by the Committee may be revised from time to time.

            4.4 Reports. Each Participant shall be furnished with periodic statements of his or her Account, reflecting the status of his or her interest in the Plan, at least annually.


                                  SECTION 5
                                DISTRIBUTIONS

            5.1  Normal Distribution Timing and Rules.  Subject to Sections
5.2 and 5.3, distribution of the vested balance credited to a Participant's Account(s) shall be made as soon as administratively practicable after the date or dates elected by the Participant under Section 3.4. Subject to the provisions of this Section 5, payment shall be made to the Participant, or in the event of the Participant's death, to the Participant's Beneficiary (or estate, as provided in Section 5.4). A Participant (or Beneficiary) shall be paid all vested amounts credited to his or her Account(s) (if any) no later than the last scheduled vesting date for the applicable Option.

            5.2 Special Rule for Death or Disability. If a Participant dies, the vested balance then credited to his or her Account (including any amounts vested pursuant to Section 6.2.2) shall be immediately distributed to the Participant's Beneficiary as soon as administratively practicable after the date of death. If a Participant becomes Disabled, the vested balance credited to the Participant's Account (including any amounts vested pursuant to Section 6.2.2) shall be distributed to the Participant at the time and in the form elected by the Participant pursuant to Section 3.4; provided, however, that the Committee, in its sole discretion, may elect to distribute the vested balance of the Participant's Account in a lump sum as of any date after the date of Disability.

            5.3 Special Rule for Termination of Employment. If a Participant terminates his or her employment with the Company and all of its Affiliates for a reason other than death or Disability, the vested balance then credited to his or her Account shall be distributed to him or her in a lump sum as soon as administratively practicable after such termination.

          5.4 Beneficiary Designations. Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries.

                  5.4.1 Spousal Consent. If a Participant does not designate his or her spouse as sole primary Beneficiary, the beneficiary designation shall be ineffective unless such spouse consents to the designation. Any spousal consent required under this Section 5.4 shall be ineffective unless it is set forth in writing and signed by the spouse. Notwithstanding the preceding, if the Participant establishes to the satisfaction of the Company that written spousal consent may not be obtained because the spouse cannot be located, his or her designation shall be effective without a spousal consent.
 Any spousal consent required under this Section 5.4 shall be valid only with respect to the spouse who signs the consent.

               5.4.2 Changes and Failed Designations. A Participant may change or revoke Beneficiary designations by delivering a new designation (or revocation) in the manner described in Section 5.4.1. Any designation or revocation shall be effective only if it is received by the Company. However, when so received, the designation or revocation shall be effective as of the date the notice is executed (whether or not the Participant still is living), but without prejudice to the Company on account of any payment made before the change is recorded. The last effective designation received by the Company shall supersede all prior designations. If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the vested portion (if any) of the Participant's Account shall be payable (a) to his or her surviving spouse (if any), or (b) if the Participant is not survived by a spouse, to the Participant's estate.

            5.5 Financial Hardship. In the event that a Participant incurs a "financial hardship", the Committee, in its sole discretion and notwithstanding any contrary provision of the Plan, may determine that all or part of the vested portion of the Participant's Account(s) shall be paid to him or her immediately; provided, however, that the amount paid to the Participant pursuant to this Section 5.5 shall be limited to the amount reasonably necessary to alleviate the Participant's hardship. For purposes of this Section 5.5, a "financial hardship" shall mean a severe financial emergency which is caused by a sudden and unexpected accident, illness or other event beyond the control of the Participant which, without an acceler-ated distribution from the Plan, would result in severe financial burden to the Participant or a member of his or her immediate family. A financial hardship does not exist to the extent that the hardship may be relieved by
(a) reimbursement or compensation by insurance, (b) liquidation of the Participant's other assets (to the extent such liquidation would not itself cause severe financial hardship), or (c) any loan available to the Participant (to the extent the payments on such loan would not themselves cause severe financial hardship).

            5.6 Payments to Incompetents. If any individual to whom a benefit is payable under the Plan is a minor or legally incompetent, the Committee shall determine whether payment shall be made directly to the individual, any person acting as his or her custodian or legal guardian under the California Uniform Transfers to Minors Act, his or her legal representative or a near relative, or directly for his or her support, maintenance or education.

            5.7 Undistributable Accounts. Each Participant (and in the event of the Participant's death, his or her Beneficiary) shall keep the Committee advised of his or her current address. If the Committee is unable to locate the Participant or Beneficiary to whom a Participant's Account is payable under this Section 5, the Participant's Account shall be frozen and no further deemed interest under Section 3.3 shall be credited to the Account. Accounts that, in accordance with the preceding sentence, have been undistributable for a period of 35 months shall be forfeited as of the end of the 35th month. If a Participant whose Account was forfeited under this Section 5.7 (or his or her Beneficiary) files a claim for distribution of the Account after the date that it was forfeited, and if the Committee determines that such claim is valid, then the forfeited balance shall be paid in a lump sum cash payment as soon as administratively practicable thereafter (without any deemed interest for the period during which the account was frozen or forfeited).

            5.8 Payment in Cash or Its Equivalent. All payments from the Plan shall be made in cash or its equivalent.

            5.9 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including but not limited to, any federal, FICA, state, and local income and employment taxes.

            5.10 Committee Discretion. Within the specific time periods described in this Section 5, the Committee shall have sole discretion to determine the specific timing of the payment of any Account balance under the Plan.


                                   SECTION 6
                       PARTICIPANT'S INTEREST IN ACCOUNT

            6.1 Vesting in Accounts. A Participant's vested interest (if any) in his or her Account(s) shall be determined in accordance with Section
6.2. The vested portion of a Participant's Account(s) (if any) shall be distributed to the Participant in the manner and at the time set forth in
Section 5, and any unvested portion shall be permanently forfeited as provided in Section 6.2.

            6.2 Vesting Rules. With respect to each Account of a Participant, his or her interest in the Account shall be vested in accordance with the same schedule, and on the same terms and conditions, as the Option (or applicable portion thereof) with respect to which the Employer Contributions in the Account were calculated. For example, suppose that Employer Contributions of $4,000 are credited to a Participant's Account on January 10, 1998, based on an Option covering 200 shares of Special Common Stock. If the Option had been scheduled to vest as to 100 shares on June 30, 1998, and as to the remaining 100 shares on June 30, 1999, the Participant would be scheduled to vest in $2,000 of Employer Contributions (and deemed interest thereon) on June 30, 1998, and as to an additional $2,000 of Employer Contributions (and deemed interest thereon) on June 30, 1999. On any scheduled vesting date, vesting actually will occur only if the terms and conditions set forth in the applicable Option agreement are satisfied (for example, with respect to continuous employment with the Company and Affiliates). Consistent with the Plan, the specific vesting schedule for any Account shall be determined by the Committee in its discretion.

                  6.2.1 Termination. Upon termination of the Participant's employment with all Employers and Affiliates for any reason at any time, the vested portion of his or her Account(s) shall be distributable to him or her in the manner and at the times set forth in Section 5, and the unvested portion of such Account shall be permanently forfeited.

                  6.2.2 Full Vesting. Notwithstanding any contrary provision of Section 6.2.1, a Participant's interest in his or her entire Account may become 100% vested and nonforfeitable in accordance with the rules of this
Section 6.2.2. A Participant's interest in his or her entire Account shall become 100% vested and nonforfeitable upon the date of his or her death or Retirement. If a Participant becomes Disabled, the Committee, in its sole discretion, may provide that all or part of the Participant's Account shall become vested upon the date of his or her Disability.

                 6.3 Transfers of Employment. The transfer of a Participant from employment with an Employer to employment with another Affiliate shall not constitute a termination of employment under the Plan. Upon termination of his or her employment with such other Affiliate (other than for transfer to employment with another Affiliate), the Participant's employment shall be deemed then to have terminated.


                                   SECTION 7
                          ADMINISTRATION OF THE PLAN

            7.1 Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to control and manage the operation and administration of the Plan.

            7.2 Actions by Committee. Each decision of a majority of the members of the Committee then in office shall constitute the final and binding act of the Committee. The Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken by written consent.

            7.3 Powers of Committee. The Committee shall have all powers and discretion necessary or appropriate to supervise the administration of the Plan and to control its operation in accordance with its terms, including, but not by way of limitation, the following powers:

            (a) To interpret and determine the meaning and validity of the provisions of the Plan and to determine any question arising under, or in connection with, the administration, operation or validity of the Plan or any amendment thereto;

            (b) To determine any and all considerations affecting the eligibility of any employee to become a Participant or remain a Participant in the Plan;

            (c) To cause one or more separate Accounts to be maintained for each Participant;

            (d) To cause Employer Contributions and deemed interest to be credited to Participants' Accounts;

            (e) To establish and revise an accounting method or formula for the Plan, as provided in Section 4.3;

            (f) To determine the status and rights of Participants and their spouses, Beneficiaries or estates;

            (g) To employ such counsel, agents and advisers, and to obtain such legal, clerical and other services, as it may deem necessary or appropriate in carrying out the provisions of the Plan;

            (h) To establish, from time to time, rules for the performance of its powers and duties and for the administration of the Plan;

            (i) To arrange for annual distribution to each Participant of a statement of benefits accrued under the Plan;

            (j) To publish a claims and appeal procedure pursuant to which individuals or estates may claim Plan benefits and appeal denials of such claims;

            (k) To delegate to any one or more of its members or to any other person, severally or jointly, the authority to perform for and on behalf of the Committee one or more of the functions of the Committee under the Plan; and

            (l) To decide all issues and questions regarding Account balances, and the time, form, manner, and amount of distributions to Participants.

            7.4 Decisions of Committee. All actions, interpretations, and decisions of the Committee shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

            7.5 Administrative Expenses. All expenses incurred in the administration of the Plan by the Committee, or otherwise, including legal fees and expenses, shall be paid and borne by the Employers.

            7.6 Eligibility to Participate. No member of the Committee who also is a Participant shall be excluded from participating in the Plan, but as a member of the Committee, he or she shall not be entitled to act or pass upon any matters pertaining specifically to his or her own Account.

            7.7 Indemnification. Each of the Employers shall, and hereby does, indemnify and hold harmless the members of the Committee, from and against any and all losses, claims, damages or liabilities (including attorneys' fees and amounts paid, with the approval of the Board of Directors, in settlement of any claim) arising out of or resulting from the implementation of a duty, act or decision with respect to the Plan, so long as such duty, act or decision does not involve gross negligence or willful misconduct on the part of any such individual.


                                  SECTION 8
                                   FUNDING

            8.1 Unfunded Plan. All amounts credited to a Participant's Account under the Plan shall continue for all purposes to be a part of the general assets of the Company. The interest of the Participant in his or her Account, including his or her right to distribution thereof, shall be an unsecured claim against the general assets of the Company. Nothing contained in the Plan shall give any Participant or Beneficiary any interest in or claim against any specific assets of the Company.


                                  SECTION 9
                     MODIFICATION OR TERMINATION OF PLAN

            9.1 Employers' Obligation is Limited. The Employers intend to continue the Plan indefinitely, and to maintain each Participant's Account until it is scheduled to be paid to him or her in accordance with the provisions of the Plan. However, the Plan is voluntary on the part of the Employers, and the Employers do not guarantee to continue the Plan. The Company at any time may amend the Plan, with or without cause.

            9.2 Right to Amend or Terminate. The Board of Directors reserves the right to alter, amend or terminate the Plan, or any part thereof, at any time and for any reason provided that (a) no amendment or termination of the Plan shall, without the consent of the Participant, reduce the vested balance then credited to the Participant's Account, and (b) the Plan shall not be terminated until all vested amounts (and amounts which possibly still may vest) have been distributed to the Participants (or Beneficiaries).


                                  SECTION 10
                              GENERAL PROVISIONS

            10.1 Inalienability. In no event may either a Participant, a former Participant or his or her Beneficiary, spouse or estate sell, transfer, anticipate, assign, hypothecate, or otherwise dispose of any right or interest under the Plan; and such rights and interests shall not at any time be subject to the claims of creditors nor be liable to attachment, execution or other legal process. Accordingly, for example, a Participant's interest in the Plan is not transferable pursuant to a domestic relations order.

            10.2 Participation by Affiliates. One or more Affiliates of the Company may become participating Employers by adopting the Plan. By adopting the Plan, an Affiliate is deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the Board of Directors to amend the Plan and the provisions granting exclusive authority to the Committee to administer and interpret the Plan. Any Affiliate may terminate its participation in the Plan at any time by resolution of its board of directors. The liabilities incurred under the Plan to the Participants shall be solely the liabilities of the Company, and no other Employer shall be liable for benefits accrued under the Plan. An Affiliate's participation in the Plan shall be deemed terminated if it ceases to be an Affiliate.

            10.3 Rights and Duties. Neither the Employers nor the Committee shall be subject to any liability or duty under the Plan except as expressly provided in the Plan, or for any action taken, omitted or suffered in good faith.

            10.4 Apportionment of Costs and Duties. All acts required of the Employers under the Plan may be performed by the Company for itself and its Affiliates, and the costs of the Plan may be equitably apportioned by the Committee among the Company and the other Employers.

            10.5 No Effect on Employment. Neither the establishment or maintenance of the Plan, the making of any Employer Contributions nor any action of any Employer or the Committee, shall be held or construed to confer upon any individual any right to be continued as an employee, or upon dismissal, any right or interest in any specific assets of the Employers other than as provided in the Plan. Each Employer expressly reserves the right to discharge any employee at any time, with or without cause.

            10.6 Employer Contributions Not Counted Under Other Employee Benefit Plans. Employer Contributions under the Plan will not be considered for purposes of contributions or benefits under any other employee benefit plan sponsored by the Employers.

            10.7 Compliance with Rule 16b-3. Payments under the Plan are intended to be exempt from liability under section 16 of the Securities Exchange Act of 1934, as amended ("section 16"). To the extent deemed necessary or advisable by the Committee, any payment to an individual who is subject to section 16(a) with respect to the Special Common Stock may be delayed in order to ensure that such payment will not result in any liability under section 16(b) to such individual.

            10.8 Applicable Law. The provisions of the Plan shall be construed, administered and enforced in accordance with the laws of the State of California (other than its conflict of laws provisions).

            10.9 Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of the Plan, and in lieu of each provision which is held invalid or unenforceable, there shall be added as part of the Plan a provision that shall be as similar in terms to such invalid or unenforceable provision as may be possible and be valid, legal, and enforceable.

            10.10 Captions. The captions contained in and the table of contents prefixed to the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the construction of any provision of the Plan.

                                  EXECUTION

            IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed the Plan on the date indicated below.

                                    GENENTECH, INC.



Dated:                              By:
                                    Title:






                                GENENTECH, INC.
                          DEFERRED COMPENSATION PLAN


                         TABLE OF CONTENTS

                                                             Page

SECTION 1  DEFINITIONS

     1.1  "Account" or "Account(s)"                             1
     1.2  "Affiliate"                                           1
     1.3  "Beneficiary"                                         1
     1.4  "Board of Directors"                                  1
     1.5  "Committee"                                           1
     1.6  "Company"                                             1
     1.7  "Consultant"                                          1
     1.8  "Delisting"                                           1
     1.9  "Delisting Value"                                     2
     1.10 "Disability"                                          2
     1.11 "Effective Date"                                      2
     1.12 "Employee"                                            2
     1.13 "Employer"                                            2
     1.14 "Employer Contributions"                              2
     1.15 "Nonemployee Director"                                2
     1.16 "Option"                                              2
     1.17 "Parent"                                              2
     1.18 "Participant"                                         3
     1.19 "Plan"                                                3
     1.20 "Redemption"                                          3
     1.21 "Redemption Value"                                    3
     1.22 "Retirement"                                          3
     1.23 "Special Common Stock"                                3
     1.24 "Stock Option Plan"                                   3
     1.25 "Subsidiary"                                          3

SECTION 2  PARTICIPATION

     2.1  Participation                                         3
     2.2  Termination of Participation                          3

SECTION 3  EMPLOYER CONTRIBUTIONS

     3.1  Employer Contributions                                4
            3.1.1  Delisting                                    4
            3.1.2  Redemption                                   4
     3.2  Crediting of Employer Contributions                   4
     3.3  Deemed Interest on Accounts                           4
     3.4  Form and Timing of Payment                            5

SECTION 4  ACCOUNTING

     4.1  Participants' Accounts                                5
     4.2  Participants Remain Unsecured Creditors               5
     4.3  Accounting Methods                                    5
     4.4  Reports                                               6

SECTION 5  DISTRIBUTIONS

     5.1  Normal Distribution Timing and Rules                  6
     5.2  Special Rule for Death or Disability                  6
     5.3  Special Rule for Termination of Employment            6
     5.4  Beneficiary Designations                              6
            5.4.1  Spousal Consent                              6
            5.4.2  Changes and Failed Designations              7
     5.5  Financial Hardship                                    7
     5.6  Payments to Incompetents                              7
     5.7  Undistributable Accounts                              8
     5.8  Payment in Cash or Its Equivalent                     8
     5.9  Tax Withholding                                       8
     5.10 Committee Discretion                                  8

SECTION 6  PARTICIPANT'S INTEREST IN ACCOUNT

     6.1  Vesting in Accounts                                   8
     6.2  Vesting Rules                                         8
            6.2.1  Termination                                  9
            6.2.2  Full Vesting                                 9
     6.3  Transfers of Employment                               9

SECTION 7  ADMINISTRATION OF THE PLAN

     7.1  Committee                                             9
     7.2  Actions by Committee                                 10
     7.3  Powers of Committee                                  10
     7.4  Decisions of Committee                               11
     7.5  Administrative Expenses                              11
     7.6  Eligibility to Participate                           11
     7.7  Indemnification                                      11

SECTION 8  FUNDING

     8.1  Unfunded Plan                                        11

SECTION 9  MODIFICATION OR TERMINATION OF PLAN

     9.1  Employers' Obligation is Limited                     12
     9.2  Right to Amend or Terminate                          12

SECTION 10  GENERAL PROVISIONS

     10.1  Inalienability                                      12
     10.2  Participation by Affiliates                         12
     10.3  Rights and Duties                                   13
     10.4  Apportionment of Costs and Duties                   13
     10.5  No Effect on Employment                             13
     10.6  Employer Contributions Not Counted Under Other Employee Benefit
Plans                             13
     10.7  Compliance with Rule 16b-3                          13
     10.8  Applicable Law                                      13
     10.9  Severability                                        13
     10.10 Captions                                            13